EMPLOYMENT & NON-COMPETITION AGREEMENT

         THIS AGREEMENT is entered into as of the 18th day of October 1995, by and between Innovative Accessories, Inc., an Oklahoma corporation, (the "Company"), and James A. Nett (the "Executive").

                               W I T N E S E T H:

         WHEREAS, the Executive and Lund International Holdings Inc., a Delaware corporation ("Lund"), are parties to that certain Exclusive Purchase Option Agreement, dated October 18, 1995, by and among Lund, the Executive and Ramona
L. Friar (the "Option Agreement"), pursuant to which the Executive and Ramona L. Friar agreed to sell to Lund, and Lund agreed to acquire from the Executive and Ramona L. Friar, all of the issued and outstanding shares of the capital stock of the Company; and

         WHEREAS, it is a condition precedent to the closing of the transactions contemplated under the Option Agreement that the Executive and the Company enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. Employment and Duties.

                         (a) The Company hereby employs the Executive as its
                    President, and the Executive hereby accepts such employment, on the terms and subject to the conditions contained in this Agreement, for a term (the "Term") commencing on the date the Option Agreement is executed and continuing for a period of six (6) years thereafter, unless terminated earlier in accordance with the provisions of Section 4 hereof.

                         (b) The Executive shall, subject to the direction and
                    control of the President and Board of Directors, be responsible for and carry out the executive administration, management and operation of the Company's business. It is contemplated by the parties that under the management of the Executive and with his day to day involvement in its operations and affairs, the Company shall continue to actively engage in the manufacture and sale of the Luxxus line of automotive after-market accessories. The Executive shall devote an average of at least thirty (30) hours per week of his time and attention during normal business hours to the performance of services on behalf of the Company.

         2. Compensation and Benefits. During the Term, the Executive shall receive the following compensation and benefits:

                         (a) Salary. The Company shall pay to the Executive,
                    during the Term, an annual salary in an amount hereinafter specified (less withholding taxes and other proper payroll taxes and deductions), payable in monthly or such other more frequent periodic installments as is consistent with the Company's payroll practices. The initial amount of the annual salary payable to the Executive pursuant to this Agreement shall be One Hundred and Twenty Thousand Dollars ($120,000). This salary shall not be increased during the Term without the written consent of the Company.

                         (b) In addition to annual salary, the Executive shall
                    receive an amount not to exceed three and one-half percent (3.5%) of the net sales price of all products manufactured by the Company at its Oklahoma City, OK facility at the date of the execution of this Agreement. The foregoing payments are hereinafter referred to as the "Royalty Interest."

         3. Vacation and Sick Leave. The Executive shall be entitled to three
(3) weeks of paid vacation leave each year, and the Executive shall be entitled to accumulate such vacation leave from year to year and receive payment therefor to the extent permitted under the vacation leave policy of the Company. The Executive shall also be entitled to such periods of leave for illness and disability (without loss of pay) as are reasonably required (subject to Section 4 hereof).

         3. Expense Reimbursement. The Company shall reimburse the Executive for all expenses reasonably and properly incurred by him in the performance of his duties hereunder or otherwise on behalf of the Company, provided that proper documentation is submitted to the Board of Directors.

         4. Termination Provisions. The Term of this Agreement and the Executive's employment hereunder shall not be terminated by either the Company or the Executive prior to the expiration thereof pursuant to Section 1 of this Agreement except as provided in Section 1(a) and this Section 4.

                         (a) Termination by Company. The Company may terminate
                    the Term of this Agreement and the Executive's employment hereunder at any time upon sixty (60) days prior written notice to the Executive in the event of (i) the Executive's Disability (as hereinafter defined), (ii) the Executive's engagement in misconduct materially and demonstrably injurious to the Company, (iii) the Executive's breach of a material provision of this Agreement, unless such breach is cured within 30 days following written notice thereof by the Company to the Executive, (iv) the Executive's conviction of a felony, (v) the Executive's perpetration of a fraudulent act against the Company, or (vi) the determination by the Board of Directors in its reasonable judgment that the Executive's performance is unsatisfactory.

                         (b) Termination by the Executive. The Executive may
                    terminate his employment hereunder upon sixty (60) days prior written notice to the Company at any time in the event of (i) the Disability of the Executive, or (ii) a breach by the Company of any material provision of this Agreement unless such breach is cured within 30 days following notice thereof by the Executive to the Company.

                         (c) Termination upon Death. The Term of this Agreement
                    and the Executive's employment hereunder shall be terminated automatically and immediately upon the Executive's death. Lund shall carry a life insurance policy on the life of the Executive worth not less than One Million Dollars ($1,000,000) on behalf of the Executive, to be paid to the Executive's estate at his death.

                         (d) Disability Defined. As used in this Agreement, the
                    term "Disability" means the failure of the Executive to perform substantially his duties under this Agreement by reason of a medically determined physical or mental impairment for a period of 3 consecutive months or for shorter periods aggregating 6 months over any consecutive 2 year period.

                         (e) Compensation Upon Termination. In the event of a
                    termination pursuant to the provisions of this Section 4, the Company shall only be obligated to pay the Executive his accrued compensation to the date of termination pursuant to Sections 2(a)-(b). So long as the Executive has been employed for at least two years hereunder prior to the Executive's termination of employment with the Company, the Company may in its sole discretion pay the Executive one hundred and fifty percent (150%) of the Royalty Interest figure earned by the Executive for each fiscal year remaining in the original six (6) year term hereof, payable at the end of each such fiscal year with respect to the Royalty Interest for that year, or the Executive's salary figure earned during the final year of his employment with the Company, whichever is greater.

         5. Business Conduct Guidelines. It is the intent of the parties that no payments or transfers of value shall be made that have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. This provision shall not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

         6. Confidentiality. The Executive acknowledges that in and as a result of his employment hereunder he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature deriving independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by property means by, other persons who can obtain economic value from its disclosure or use. Such information is hereinafter referred to as "Confidential Information" and includes, without limitation, the Company's products, designs, systems, software, data files, techniques, manuals, confidential reports, the fees and other amounts paid by or to the Company's customers and Vendors, the amounts the Company pays or has paid for products and services, and other trade secrets and information the Executive knows or has reason to know, or will know or have reason to know, the Company intends or expects to remain confidential. As a material inducement to the Company to enter into this Agreement and to pay to the Executive the compensation provided for in
Section 2 hereof, the Executive covenants and agrees that he shall not, at any time during or following the Term, directly or indirectly, divulge or disclose for any purpose whatsoever (except as required in the performance of his duties hereunder), nor appropriate for his own use, any Confidential Information. Provided, however, that nothing in this Section 6 shall be construed to prohibit the Executive from disclosing or using for his own benefit following the Term
(i) any information that is generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including, without limitation, the identities of the Company's customers and vendors (but not amounts paid by or to such customers or vendors or the fact that such customers and vendors are customers and vendors of the Company), (ii) any information that becomes available to the Executive on a non-confidential basis from a source independent of the Company, which source is entitled to disclose such information on a non-confidential basis, or (iii) any information that is or has been made public other than by acts or omissions of the Executive. The parties acknowledge that the Company's software, data files and compilations of data are proprietary to the Company and confidential, even if some or all of the information contained therein is not "Confidential Information" as defined in this Section 6. The Executive shall not at any time divulge, disclose, appropriate, use for his own purposes or transfer any of such software, data files, or compilations of data, directly or indirectly, regardless of whether the Executive is entitled to divulge, disclose, appropriate, use for his own purposes or transfer any or all of the information contained therein in accordance with the terms of this Section 6.

         7. Competition. During the Term and for a period of 2 years following the expiration of the Term, the Executive shall not, directly or indirectly own, manage, invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever (whether as a proprietor, partner, independent contractor, consultant, lender, borrower, guarantor, lessor, lessee, adviser or other participant) in any individual, corporation, association or other business enterprise in any form, other than the Company, that is engaged in the design or manufacture of all products made by the Company, its parent and affiliates now or ever produced during the Term.

         8.       Inventions.

                         (a) The Company and the Executive acknowledge that
                    during the Term hereunder, and for a period of one year thereafter, the Executive may create inventions. Any inventions created by the Executive for use by the Company in its business shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns to the Company all of his right, title and interest in and to any such inventions and agrees to execute and assign any and all applications, assignments, and other documents, and render all assistance, reasonably necessary for the Company to obtain patent, copyright or trademark protection for such inventions in any country.

         9. Reduction Of Restrictions By Court Action. Each provision hereof, including, without limitation, the periods of time, types and scopes of duties of, and restrictions on the activities of, the Executive specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other remaining parts, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any person, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

         10. Notices. Any notice, request, consent, demand, offer, acceptance or other communications required or permitted under this Agreement shall be made in writing and shall be given (i) by personal delivery; (ii) by first class registered or certified mail, postage prepaid, return receipt requested (and shall be deemed given three days after the date of delivery to the Postal Service); (iii) by telefax, telecopier or similar transmission if the appropriate telefax, telecopier or transmission number is included in the address (and shall be deemed given on the date sent), or by Federal Express or similar overnight delivery service, charges prepaid (and shall be deemed given, addressed to the parties hereto at their respective addresses.

         11. Waiver. The waiver by the Company or the Executive of a breach by the other of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent such breach.

         12. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Minnesota.

         13. Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral or written understandings and agreements between them with respect thereto.

         14. Representation and Warranties. In order to induce the Company to enter into this Agreement, the representations, warranties and covenants set forth in Section 5 of the Option Agreement are hereby reaffirmed by the Executive.

         15. Arbitration. The Company and the Executive shall submit to binding arbitration for all disputes regarding the rights and obligations of the parties under this Agreement. The arbitration shall be conducted according to the Commercial Arbitration Rules ("the Rules") of the American Arbitration Association. The Rules are incorporated by reference into this Agreement to the extent that they are not inconsistent with the provisions of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                 INNOVATIVE ACCESSORIES, INC.


                 By /s/ James A. Nett

                    Its President





                    /s/ James A. Nett
                    JAMES A. NETT